Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 21, 2022, with respect to the financial statements of Talcott Resolution Life Insurance Company DC Variable Account—I, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, both incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

December 21, 2023